UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 16, 2021

comScore, Inc.
(Exact name of registrant as specified in charter)

Delaware	001-33520	54-1955550
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
11950 Democracy Drive
Suite 600
Reston, Virginia 20190
(Address of principal executive offices, including zip code)
(703) 438–2000
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $0.001 per share	SCOR	NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
On December 16, 2021, comScore, Inc. (the "Parent") and two newly formed, wholly owned subsidiaries of the Parent entered into an Agreement and Plan of Merger (the "Merger Agreement") with Shareablee, Inc. (the "Company"), two newly formed, wholly owned subsidiaries of the Company, and Shareholder Representative Services LLC, solely in its capacity as the representative, agent and attorney-in-fact of the stockholders of the Company. Pursuant to the Merger Agreement, on December 16, 2021 (the "Closing Date"), the transactions contemplated by the Merger Agreement (the "Transactions") were initiated and, as of the respective effective times of the Transactions, the Parent will acquire the Company for a total purchase price of up to $45.0 million, subject to certain adjustments and achievement of certain conditions set forth in the Merger Agreement.
At closing, the aggregate consideration payable to the former holders of the Company's capital stock and warrant, and underlying certain equity awards that are to be assumed by the Parent, was approximately 9.0 million shares of the Parent's common stock. The number of shares of common stock issuable at closing was determined by dividing (x) $36.4 million, plus the exercise price of options that are to be assumed by the Parent, less an estimated working capital adjustment, by (y) a price per share of Parent's common stock of $4.12. The closing price of Parent's common stock on the Nasdaq Global Select Market on December 16, 2021 was $3.14 per share.
Certain former holders of the Company's capital stock, warrant and equity award holders (the "Deferred Holders") may also receive up to an aggregate of $8.6 million of deferred consideration (the "Deferred Amount") over three years after closing of the Transactions, subject to the satisfaction of certain conditions set forth in the Merger Agreement. The Deferred Amount is payable, at the Parent's option, in any combination of cash and the Parent's common stock, with any issuance of common stock to be based on the volume-weighted average trading price of the Parent's common stock for the ten (10) full trading days ending on and including the last business day prior to the applicable date of release of the Deferred Amount.
Following the First Release Date (as defined in the Merger Agreement), which shall be no earlier than the first anniversary of the Closing Date, subject to the satisfaction of certain terms and conditions in the Merger Agreement, the Parent will pay or issue (i) to each of the Deferred Holders (other than the Company's founder and former Chief Executive Officer, Tania Yuki), 50% of their pro rata share of the Deferred Amount and (ii) to Tania Yuki, 33% of her pro rata share of the Deferred Amount. Following the second anniversary of the Closing Date, the Parent will pay or issue (i) to each of the Deferred Holders (other than Tania Yuki), 50% of their pro rata share of the Deferred Amount and (ii) to Tania Yuki, 33% of her pro rata share of the Deferred Amount. Following the third anniversary of the Closing Date, the Parent will pay or issue to Tania Yuki, 33% of her pro rata share of the Deferred Amount. Notwithstanding anything to the contrary, if certain contractual consents are not received within ninety (90) days of the Closing Date, payment of the Deferred Amount shall be subject to additional performance conditions (based on achievement of specified revenue targets) and the Deferred Amount shall be earned or reduced in accordance with the procedures set forth in the Merger Agreement. Any payment or issuance of any Deferred Amount will be reduced by the amounts of any losses alleged under any outstanding indemnification claims at such time, and Tania Yuki will forfeit any rights to the Deferred Amount upon any material breach of her non-competition and non-solicitation agreement entered into in connection with the Transactions, in each case subject to the terms of the Merger Agreement.
The former holders of the Company's capital stock and warrant are not permitted to transfer, directly or indirectly, any of the shares of the Parent's common stock (other than shares issued with respect to the Deferred Amount) acquired by such holders pursuant to the Merger Agreement, other than (i) with respect to each such former holder of the Company's capital stock other than Tania Yuki, (A) 35% following the six (6) month anniversary of the Closing Date, (B) an additional 50% following the twelve (12) month anniversary of the Closing Date, and (C) the remaining 15% following the eighteen (18) month anniversary of the Closing Date, (ii) with respect to Tania Yuki, (A) 25% following the six (6) month anniversary of the Closing Date, (B) an additional 25% following the one (1) year anniversary of the Closing Date, (C) an additional 25% following the two (2) year anniversary of the Closing Date, and (D) the remaining twenty five percent (25%) following the (3) year anniversary of the Closing Date, and (iii) with respect to the former holder of the Company’s warrant, 100% following the six (6) month anniversary of the Closing Date. The Deferred Holders are not permitted to transfer, directly or indirectly, any shares issued with respect to the Deferred Amount until the six (6) month anniversary of receipt of any such shares. The transfer restrictions are subject to customary exceptions for affiliate transfers, bona fide estate planning, and transfers to cover applicable taxes.
The Merger Agreement contains customary representations and warranties and covenants and agreements of the parties, and the consummation of the Transactions was subject to the satisfaction or waiver of certain closing deliverables, including, among others, execution of an employee non-competition and non-solicitation agreement by certain key employees of the Company. The Merger Agreement also contains customary indemnification obligations of each of the parties, subject to certain qualifications and thresholds as set forth in the Merger Agreement.
Itzhak Fisher, a member of the Parent's board of directors, is a former director, stockholder and equity award holder of the Company. Mr. Fisher is entitled to receive less than 3% of the aggregate consideration payable under the Merger Agreement.
The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is included as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.
The description of the Transactions provided under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 3.02 by reference.
At closing of the Transactions, the aggregate consideration payable to the former holders of the Company's capital stock and warrant, and underlying certain equity awards that are to be assumed by the Parent, was approximately 9.0 million shares of the Parent's common stock.
The Parent may also elect to issue up to $8.6 million of additional shares of the Parent's common stock with respect to the Deferred Amount (to the extent earned), based on the volume-weighted average trading price of the Parent's common stock for the ten (10) full trading days ending on and including the last business day prior to the applicable date of release of the Deferred Amount.
The issuance of securities to the former holders of the Company's capital stock and warrant was made, or will be made, in reliance upon an exemption from the registration requirements provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the "Securities Act").
Item 7.01 Regulation FD Disclosure.
On December 17, 2021, the Parent issued a press release announcing the consummation of the Transactions. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.
The information in this Item 7.01, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act"), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, regardless of any general incorporation language in such filing.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

10.1*
Agreement and Plan of Merger, dated December 16, 2021, by and among comScore, Inc., SS Media Holdco, LLC, SS Media Merger Sub, Inc., Shareablee, Inc., Shareablee Holdco, Inc., Shareablee Merger Sub, Inc. and Shareholder Representative Services LLC, as Stockholder Representative

99.1	Press release dated December 17, 2021

101.INS	XBRL Instance Document - the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.

101.SCH	Inline XBRL Taxonomy Extension Schema Document.

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.

104	Cover Page Interactive Data File - the cover page iXBRL tags are embedded within the Inline XBRL document
* Schedules and similar attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K and Instruction 4 to Item 1.01 of Form 8-K. Specific terms in this exhibit (indicated therein by asterisks) have been omitted pursuant to Instruction 6 to Item 1.01 of Form 8-K because such terms are both not material and would likely cause competitive harm to the registrant if publicly disclosed. The registrant undertakes to furnish supplementally copies of any of the omitted schedules, exhibits and terms upon request by the U.S. Securities and Exchange Commission.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

comScore, Inc.

By:	/s/ William P. Livek
William P. Livek
Chief Executive Officer and Executive Vice Chairman
Date: December 17, 2021
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